Exhibit 2.1

SUBORDINATED TERM LOAN AGREEMENT

dated as of September 26, 2008

among

CRESCENT STATE BANK
as Borrower

and

UNITED COMMUNITY BANK
as Lender

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Section 5.7.	Visitation, Inspection, Etc.	22
Section 5.8.	Maintenance of Properties; Insurance.	22
Section 5.9.	Use of Proceeds	23
Section 5.10.	Subordination of Loans	23
ARTICLE VI.	EVENTS OF DEFAULT	23
Section 6.1.	Events of Default	23
ARTICLE VII.	MISCELLANEOUS	24
Section 7.1.	Notices.	24
Section 7.2.	Waiver; Amendments.	25
Section 7.3.	Expenses; Indemnification.	26
Section 7.4.	Successors and Assigns.	27
Section 7.5.	Governing Law; Jurisdiction; Consent to Service of Process.	28
Section 7.6.	WAIVER OF JURY TRIAL	29
Section 7.7.	Counterparts; Integration	29
Section 7.8.	Survival	29
Section 7.9.	Severability	30
Section 7.10.	Confidentiality	30
Section 7.11.	Interest Rate Limitation	33
Section 7.12.	Waiver of Effect of Corporate Seal	31
Section 7.13.	Patriot Act	31

Schedules

	Schedule I	-	Commitment Amounts

Exhibits

	Exhibit A	-	Form of Subordinated Term Note
	Exhibit 3.1(b)(iii)	-	Form of Secretary’s Certificate
	Exhibit 3.1(b)(v)	-	Form of Opinion
	Exhibit 3.1(b)(vi)	-	Form of Officer’s Certificate

- ii -

SUBORDINATED TERM LOAN AGREEMENT

THIS SUBORDINATED TERM LOAN AGREEMENT (this “Agreement”) is made and entered into as of September 26, 2008, by and among CRESCENT STATE BANK, a North Carolina state bank (the “Borrower”) and UNITED COMMUNITY BANK (the “Lender”).

WHEREAS, the Borrower has requested the Lender, and the Lender has agreed, subject to the terms and conditions of this Agreement, to make a subordinated term loan in the principal amount of $7,500,000, which loan is intended to qualify as Tier 2 Capital;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower and the Lender agree as follows:

DEFINITIONS; CONSTRUCTION

Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Base Rate” shall mean the higher of (i) the per annum rate which the Lender publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%). The Lender’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Lender may make commercial loans or other loans at rates of interest at, above or below the Lender’s prime lending rate. Each change in the Lender’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

“Base Rate Loan” shall mean any Loan accruing interest at the Base Rate.

“Base Rate Margin” shall mean 2.50% per annum.

“Borrowing” shall mean the borrowing consisting of the Loan.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law to close.

“Call Report” shall mean, with respect to the Borrower, the “Consolidated Reports of Condition and Income” (FFIEC Form 031 or 041 or any successor form of the Federal Financial Institutions Examination Council).

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or for purposes of Section 2.12(b), by such Lender’s holding company, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 have been satisfied or waived, and unless otherwise indicated, shall be the date of this Agreement.

“Commitment” shall mean the obligation of the Lender to make the Loan hereunder on the Closing Date. On the Closing Date, the Commitment shall equal $7,500,000.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” shall have the meaning provided in Article VI.

“Excluded Taxes” shall mean with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Lender is located.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender.

“Fiscal Quarter” shall mean each fiscal quarter (including the fiscal quarter at the fiscal year-end) of the Borrower.

“FRB” shall mean the Board of Governors of the Federal Reserve System.

“FR Y-9C Report” shall mean the “Consolidated Financial Statements for Bank Holding Companies (FR Y-9C)” submitted by the Parent as required by Section 5(c) of the Bank Holding Company Act (12 U.S.C. 1844) and Section 225.5(b) of Regulation Y (12 CFR 225.5(b)), or any successor or similar replacement report.

“FR Y-9LP Report” shall mean the “Parent Company Only Financial Statements for Large Bank Holding Companies (FR Y-9LP)” submitted by the Parent as required by Section 5(c) of the Bank Holding Company Act (12 U.S.C. 1844) and Section 225.5(b) of Regulation Y (12 CFR 225.5(b)), or any successor or similar replacement report.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including without limitation, the FRB, the FDIC, the North Carolina Commissioner of Banks and any other federal or state agency charged with the supervision or regulation of depositary institutions or holding companies of depositary institutions (as used herein, including any trust company subsidiaries whether or not they take deposits), or engaged in the insurance of depositary institution deposits, or any court, administrative agency or commission or other governmental agency, authority or instrumentality having supervisory or regulatory authority with respect to the Borrower and/or any of its Subsidiaries.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Interest Payment Date” shall have the meaning assigned to such term in Section 2.6.

“Interest Rate” shall have the meaning assigned to such term in Section 2.6.

“Interest Reset Date” shall mean the first Business Day of April, July, October and January of each year.

“Lender” shall have the meaning assigned to such term in the opening paragraph of this Agreement.

“LIBOR” shall mean that rate per annum that is equal to the rate per annum for deposits in Dollars for a three-month period, which rate appears on Reuters Screen LIBOR01 Page (or any successor page), or such similar service as determined by the Lender that displays the British Bankers’ Association Interest Settlement Rates for deposits in Dollars as of 11:00 a.m. (London, England time) on the day that is two (2) Business Days prior to the Closing Date and each Interest Reset Date; provided, that if the Lender determines that no such offered rate appears on such page, the rate used will be the per annum rate of interest determined by the Lender to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars for a three-month period are offered to the Lender by leading banks in the London interbank market as of 10:00 a.m. (New York, New York time) on the day that is two (2) Business Days prior to each Interest Reset Date.

“Loan” shall have the meaning set forth in Section 2.1.

“Loan Documents” shall mean this Agreement, the Subordinated Term Note and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or prospects of either (x) the Borrower or (y) the Parent and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform any of its obligations under the Loan Documents, (iii) the rights and remedies of the Lender under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Maturity Date” shall mean October 1, 2018.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Other Taxes” shall mean any and all present and future stamp or documentary taxes or any other excise or property taxes, charges or similar levies, other than Excluded Taxes, arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Parent” shall mean Crescent Financial Corporation, a North Carolina corporation, and its successors and assigns.

“Participant” shall have the meaning set forth in Section 7.4(b).

“Payment Office” shall mean the office of the Lender located at P.O. Box 398, 63 Highway 515, Blairsville, Georgia 30514, or such other location as to which the Lender shall have given written notice to the Borrower.

“PBGC” shall mean the Pension Benefit Guaranty Corpora-tion referred to and defined in ERISA, and any successor entity performing similar functions.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Lender.

“Subordinated Term Note” shall mean the promissory note of the Borrower payable to the order of the Lender in substantially the form of Exhibit A.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, part-nership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tier 2 Capital” shall have the definition provided in, and shall be determined in accordance with, the rules and regulations of the FDIC.

“Type”, when used in reference to the Loan, refers to whether the rate of interest on such Loan, is determined by reference to LIBOR or the Base Rate.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Terms Generally
. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to Atlanta, Georgia time, unless otherwise indicated.

AMOUNT AND TERMS OF THE SUBORDINATED TERM LOAN

Loan Commitment
. Subject to the terms and conditions set forth herein, the Lender agrees to make a single term loan (the “Loan”) to the Borrower on the Closing Date in a principal amount not to exceed the Commitment of the Lender; provided, that if for any reason the full amount of the Lender’s Commitment is not fully drawn on the Closing Date, the undrawn portion thereof shall automatically be cancelled.

Procedure for Borrowing
. The execution and delivery of this Agreement by the Borrower and the satisfaction of all conditions precedent pursuant to Section 3.1 and Section 3.2 shall be deemed to constitute the Borrower’s request to borrow the Loan on the Closing Date.

Funding of the Loan. The Lender will make the proceeds of the Loan available to the Borrower by promptly effecting a wire transfer of the Loan proceeds to an account designated by the Borrower to the Lender in writing for such purpose.

Termination of Commitment.
The Commitment shall terminate on the Closing Date upon the making of the Loan.

Repayment and Prepayments of Loan.

(a) The aggregate outstanding principal amount of the Loan shall be due and payable (together with accrued and unpaid interest thereon) on the Maturity Date. All payments in respect of the Loan shall be applied first to accrued interest and the balance, if any, to principal. Once repaid, the Loan may not be reborrowed.

(b) The Borrower shall have the right at any time and from time to time, subject to the approval of the FDIC and other Governmental Authorities (if applicable), to prepay the Loan, in whole or in part, without premium or penalty, by giving irrevocable written notice to the Lender no later than five (5) Business Days prior to any such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of the Loan or portion thereof to be prepaid. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.15(a). Each partial prepayment of the Borrowing shall be in a minimum aggregate amount of not less than $500,000. Each prepayment of the Borrowing shall be applied first to accrued interest and then to the principal balance. Notwithstanding anything to the contrary herein or otherwise, except as provided in Section 5.10, the Borrower shall not (and shall not have the right to) prepay the Loan prior to October 1, 2013.

Interest on the Loan.

(a) Interest on the principal amount of the Loan shall accrue from and including the date the Loan is made to but excluding the date of any repayment thereof. The Borrower shall pay interest on the Loan in arrears on the first day of April, July, October and January of each year and on the Maturity Date (each, an “Interest Payment Date”) at a rate equal to LIBOR plus four percent (4%) per annum (the “Interest Rate”). The initial Interest Payment Date in respect of the Loan shall be October 1, 2008.

(b) The Interest Rate in respect of the Loan for the period from the Closing Date to October 1, 2008 shall be 7.21% per annum, which was determined by reference to the then prevailing LIBOR. Thereafter, the Interest Rate shall be reset on a quarterly basis on the first day of each Interest Reset Date by reference to the then prevailing LIBOR. If any Interest Reset Date falls on a day that is not a Business Day, the Interest Reset Date shall be postponed to the next succeeding Business Day, except if that Business Day is in the next succeeding calendar month, the Interest Reset Date shall be the immediately preceding Business Day.

(c) Following the occurrence of an Event of Default, and in any event after acceleration, interest on the Loan shall cease to accrue interest at the Interest Rate and shall thereafter bear interest at the Base Rate plus the Base Rate Margin plus 2% per annum. All interest payable under this clause (c) shall be payable on demand.

(d) The Lender shall determine each interest rate applicable to the Loan hereunder and shall promptly notify the Borrower of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Certain Fees. The Borrower shall pay to the Lender, the upfront fees agreed upon in writing by the Borrower, which upfront fees shall be due and payable on the Closing Date. The Borrower shall also pay to Sandler O’Neill & Partners, L.P. (“Sandler”) such fees in the amounts and at the times mutually agreed upon by the Borrower and Sandler.

Computation of Interest and Fees. All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Lender of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Inability to Determine Interest Rates. If prior to the occurrence of any Interest Reset Date, the Lender shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR, the Lender shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower as soon as practicable thereafter. Until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, the Loan shall be deemed to be converted into a Base Rate Loan as of such date and shall bear interest at the Base Rate plus the Base Rate Margin.

Evidence of Indebtedness. The Lender shall maintain in accordance with its usual practice appropriate records evidencing the indebtedness of the Borrower to the Lender resulting from the Loan, including the amounts of principal and interest payable thereon and paid to the Lender from time to time under this Agreement. The Lender shall maintain appropriate records in which shall be recorded (i) the Commitment of the Lender, (ii) the amount of the Loan made hereunder by the Lender, including the Type thereof, (iii) the date of each required conversion of the Loan to a Base Rate Loan, (iv) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder in respect of such Loan, and (v) both the date and amount of any sum received by the Lender hereunder from the Borrower in respect of the Loan. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of the Lender in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loan (both principal and unpaid accrued interest) in accordance with the terms of this Agreement. On the Closing Date, the Borrower will execute and deliver a Subordinated Term Note to the Lender in a principal amount equal to the amount of the Loan funded by the Lender on the Closing Date.

Illegality. If any Change in Law shall make it unlawful or impossible for the Lender to make, maintain or fund the Loan, the Lender shall promptly give notice thereof to the Borrower, whereupon until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lender to make the Loan shall be suspended.

Increased Costs.

(a) If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of LIBOR hereunder against assets of, deposits with or for the account of, or credit extended by, the Lender; or

(ii) impose on the Lender or the eurodollar interbank market any other condition affecting this Agreement;

and the result of the foregoing is to reduce the amount received or receivable by the Lender hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by the Lender, to the Lender, within five (5) Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate the Lender for such additional costs incurred or reduction suffered.

(b) If the Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the ef-fect of reducing the rate of return on the Lender’s capital (or on the capital of the Lender’s parent corporation) as a consequence of its obligations here-under to a level below that which the Lender or the Lender’s parent corporation could have achieved but for such Change in Law (taking into consideration the Lender’s policies or the policies of the Lender’s parent corporation with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Borrower of written demand by the Lender, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender or the Lender’s parent corporation for any such reduction suffered.

(c) A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be con-clusive, absent manifest error. The Borrower shall pay the Lender such amount or amounts within ten (10) days after receipt thereof.

(d) Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided, however, that the Borrower shall not be required to compensate the Lender pursuant to this Section for (x) any increased cost or reduction of amounts received or receivable described in paragraph (a) or (y) any reduction of the rate of return on the Lender’s capital described in paragraph (b), if such increase or reduction, as the case may be, is suffered more than 180 days prior to the date that the Lender gives any required notice and demand (except that, if the Change in Law that causes such increase or reduction, as the case may be, is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

Funding Indemnity. In the event of (a) the payment of any principal of the Loan other than on an Interest Payment Date or the Maturity Date or (b) the failure by the Borrower to borrow or prepay the Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in such event, the Borrower shall compensate the Lender, within five (5) Business Days after written demand from the Lender, for any loss, cost or expense attributable to such event; provided, however, that the Borrower shall not be required to compensate the Lender pursuant to this Section if such written demand is delivered more than 90 days after the Loan and all other amounts outstanding hereunder are repaid in full in cash. Such loss, cost or expense shall be deemed to include an amount determined by the Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of the Loan if such event had not occurred at LIBOR applicable to the Loan for the period from the date of such event to the next Interest Reset Date (or in the case of a failure to borrow, for the period that would have been the period through the next Interest Reset Date) over (B) the amount of interest that would accrue on the principal amount of the Loan for the same period if LIBOR were set on the date such Loan was prepaid or the date on which the Borrower failed to borrow such Loan. A certificate as to any additional amount payable under this Section 2.13 submitted to the Borrower by the Lender shall be conclusive, absent manifest error.

Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Lender, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

Payments Generally.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees or of amounts payable under Section 2.5, Section 2.6 or Section 2.7 or otherwise) prior to 4:00 p.m., on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at the Payment Office, except that payments pursuant to Section 2.12, Section 2.13 and Section 7.3 shall be made directly to the Persons entitled thereto. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied first, towards payment of interest and fees then due hereunder and second, towards payment of principal then due hereunder.

(c) The Lender agrees that, so long as the proceeds of the Loan are deemed to be Tier 2 Capital, and notwithstanding the limitation imposed by the second sentence of 12 C.F.R. Part 325, App. A(I)(A)(2)(e), the Lender waives its right to exercise any set-off or other right to appropriate and to apply any deposits or other assets of the Borrower at any time held by the Lender against or on account of the Loan owing hereunder or owing under the Subordinated Term Note to the Lender.

Mitigation of Obligations; Replacement of Lender

(a) Prior to the Lender requesting compensation under Section 2.12, or the Borrower being required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.14, the Lender shall use reasonable efforts to designate a different lending office for funding or booking the Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.12 or Section 2.14, as the case may be, in the future and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all costs and expenses incurred by the Lender in connection with such designation or assignment.

(b) If the Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.14, then the Borrower may, at its sole cost and expense, upon notice to the Lender, require the Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 7.4 all of its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations; provided, that (i) the Lender shall have received payment of an amount equal to the outstanding principal amount of the Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts) and (ii) in the case of a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction or elimination of such compensation or payments. The Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of an irrevocable waiver by the Lender, the circumstances entitling the Borrower to require such assignment and delegation ceases to apply.

Subordinated and Unsecured Obligations. The Loan is an unsecured obligation of the Borrower and is subordinated to the extent set forth in the Subordinated Term Note.

CONDITIONS TO EFFECTIVENESS AND MAKING OF LOANS

Conditions To Effectiveness. The effectiveness of this Agreement, and the willingness of the Lender to make the Loan hereunder, shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.2).

(a) The Lender shall have received all fees and other amounts due and payable on or prior to the Closing Date, including (i) reimbursement or payment of all out-of-pocket expenses (including $5,000 of fees, charges and disbursements of counsel to the Lender) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and as otherwise agreed in writing and (ii) the upfront fees payable to the Lender.

(b) The Lender (or its counsel) shall have received the following, each in form and substance satisfactory to the Lender:

(i) a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Lender (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii) a duly executed Subordinated Term Note payable to the Lender in respect of the Loan;

(iii) a certificate of the Secretary or Assistant Secretary of the Borrower in the form of Exhibit 3.1(b)(iii), attaching and certifying copies of its bylaws and of the resolutions of its board of directors, authorizing the execution, delivery and performance of the Loan Documents and certifying the name, title and true signature of each officer of the Borrower executing the Loan Documents;

(iv) (a) a copy of the charter of the Borrower, certified by the appropriate Governmental Authority and (b) a certificate of good standing for the Borrower issued by the North Carolina Commissioner of Banks;

(v) a favorable written opinion of Gaeta & Eveson, P.A., counsel to the Borrower, addressed to the Lender, and covering such matters relating to the Borrower, the Parent, the Loan Documents and the transactions contemplated therein, that are set forth in Exhibit 3.1(b)(v), subject to reasonable and customary qualifications and assumptions for transactions like the Loan;

(vi) a certificate in the form of Exhibit 3.1(b)(vi), dated the Closing Date and signed by a Responsible Officer, certifying that (w) no Event of Default exists, (x) all representations and warranties of the Borrower set forth in the Loan Documents are true and correct, and (y) since the date of the financial statements of the Parent described in Section 4.4, there shall have been no change, event or other circumstance which has had or could reasonably be expected to have a Material Adverse Effect;

(vii) certified copies of all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any applicable laws in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding the Commitment or any transaction being financed with the proceeds thereof shall be ongoing;

(viii) a duly executed copy of the Call Report of the Borrower most recently available as of the Closing Date;

(ix) evidence that the Loan will be deemed to be Tier 2 Capital by the applicable Governmental Authorities;

(x) a written waiver of default executed by Silverton Bank, National Association based on the making of the Loan pursuant to this Agreement with respect to that certain Loan Agreement, dated as of June 27, 2008, by and between such bank and the Parent (the “Holding Company Loan Agreement”); and

(xi) such other documents, agreements and instruments as the Lender may reasonably request.

Loan. The willingness of the Lender to make the Loan under this Agreement is subject to the satisfaction of the following conditions:

(a) at the time of and immediately after giving effect to the Loan, no Event of Default shall exist;

(b) all representations and warranties of the Borrower herein shall be true and correct in all material respects on and as of the date of the Loan both before and after giving effect thereto;

(c) since December 31, 2007, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(d) no legislation has been passed or any suit or other proceeding has been instituted the effect of which is to prohibit, enjoin (or to declare unlawful or improper) or otherwise adversely affect the Borrower’s performance of its obligations hereunder, and no litigation or governmental proceeding has been instituted or threatened against the Parent or the Borrower or any of their officers or shareholders which may adversely affect the financial condition or operations of the Parent or the Borrower;

(e) the Lender shall have received such other documents, certificates, information or legal opinions as it may reasonably request, all in form and substance reasonably sat-isfactory to the Lender.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender as follows:

Existence; Power. The Borrower (i) is duly organized and validly existing as a bank under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Organizational Power; Authorization. The Borrowing, and the execution, delivery and performance by the Borrower of each of the Loan Documents are within the Borrower’s powers and have been duly authorized by all necessary corporate, and if required, stockholder, action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, valid and binding obligations of the Borrower, en-forceable against it in accordance with their re-spective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter or by-laws of the Borrower or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Parent or any of its Subsidiaries (including the Borrower), or any of their respective assets or give rise to a right thereunder to require any payment to be made by the Parent or any such Subsidiary (including the Borrower) and (d) will not result in the creation or imposition of any lien, security interest or other encumbrance on any asset of the Parent or any of its Subsidiaries (including the Borrower). All necessary regulatory approvals have been obtained for the Parent and each of its Subsidiaries (including the Borrower) to conduct their respective businesses.

Financial Statements. The Borrower has furnished to the Lender (i) the audited consolidated balance sheet of the Parent and its Subsidiaries as of December 31, 2007 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year then ended audited by Dixon Hughes PLLC and (ii) the unaudited consolidated balance sheet of the Parent and its Subsidiaries as of June 30, 2008, and the related unaudited consolidated statements of income and cash flows for the fiscal quarter and year-to-date period then ending, certified by a Responsible Officer. Such financial statement fairly presents, in all material respects, the consolidated financial position of the Parent and its Subsidiaries as of such date and the consolidated results of operations and cash flows for such period in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii). Since December 31, 2007, there have been no changes with respect to the Parent and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a material adverse change in, or a material adverse effect on, the business, results of operations, financial condition, assets, liabilities or prospects of the Parent and its Subsidiaries, taken as a whole. In addition, the Borrower has provided to the Lender a copy of the Call Report of the Borrower for the period ending June 30, 2008. Such Call Report is true and correct and is in accordance with the respective books of account and records of the Borrower, and has been prepared in accordance with applicable banking regulations, rules and guidelines on a basis consistent with prior periods, and fairly and accurately presents the financial condition of the Borrower and its assets and liabilities and the results of its operations as of such date.

Litigation Matters and Enforcement Actions. No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against, or, to the knowledge of the Borrower, threatened against or affecting the Parent or any of its Subsidiaries (including the Borrower) (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document. Neither the Parent nor any of its Subsidiaries (including the Borrower), nor any of their respective officers, directors, employees or representatives, is subject or is party to, or has received any notice from any Governmental Authority that any of them will become subject or party to any investigation with respect to, any cease-and-desist order, agreement, civil monetary penalty, bar or suspension from the securities investment or banking businesses, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been a recipient of any supervisory letter specifically addressed to the Borrower that are from, or has adopted any board resolutions at the request or suggestion of, any Governmental Authority that, in any such case, currently restricts in any material respect the conduct of their business or that in any material manner relates to their capital adequacy, their credit policies, their management or their business (each, a “Regulatory Action”), nor has the Parent or any of its Subsidiaries (including the Borrower) been advised by any Governmental Authority that it is considering issuing or requesting any such Regulatory Action; and there is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations of the Parent or any of its Subsidiaries (including the Borrower), except where such unresolved violation, criticism or exception would not, singly or in the aggregate, have a Material Adverse Effect.

Compliance with Laws and Agreements. The Parent and each of its Subsidiaries (including the Borrower) is in compliance with all applicable laws (including without limitation all Environmental Laws and all federal and state banking statutes) and all rules, regulations (including without limitation all applicable federal and state banking regulations) and orders of any Governmental Authority, except where such non-compliance could not be reasonably be expected, singly or in the aggregate, to have a Material Adverse Effect. Neither the Parent nor any of its Subsidiaries (including the Borrower) is in default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing indebtedness of any kind or pursuant to which any such indebtedness is issued, or other agreement or instrument to which the Parent or any of its Subsidiaries (including the Borrower) is a party or by which the Parent or any of its Subsidiaries (including the Borrower) or any of their respective properties may be bound or affected, except where such default could not reasonably be expected, singly or in the aggregate, to have a Material Adverse Effect. The Parent has not received any notice of any default or event of default, and no default or event of default, or any event that with notice or the lapse of time would become an event of default, has occurred and is continuing (or would occur after giving effect to the making of the Loan pursuant to this Agreement) under (i) that certain Indenture, dated as of August 27, 2003, by and between the Parent and Wells Fargo Bank, National Association, or (ii) the Holding Company Loan Agreement.

Investment Company Act. The Borrower is not an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Taxes. The Parent and each of its Subsidiaries (including the Borrower) has timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by it, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which the Parent or the applicable Subsidiary (including the Borrower) has set aside on its books adequate reserves.

Margin Regulations. None of the proceeds of any of the Loans will be used for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of Regulation U.

Disclosure. The Borrower has disclosed to the Lender all agreements, instruments, and corporate or other restrictions to which the Parent or any of its Subsidiaries (including the Borrower) is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including Call Reports), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.

Dividend Restrictions; Other Restrictions.

(a) Neither of the Parent nor any of its Subsidiaries (including the Borrower) has violated any applicable regulatory restrictions on dividends, and no Governmental Authority has taken any action to restrict the payment of dividends by the Parent or any of its Subsidiaries (including the Borrower).

(b) Neither of the Parent nor any of its Subsidiaries (including the Borrower) is under investigation by, or is operating under any restrictions (excluding any restrictions on the payment of dividends referenced in subsection (a) above) imposed by or agreed to with, any Governmental Authority, other than routine examinations by such Governmental Authorities.

Capital Measures
.
(a) The Parent is “adequately capitalized”, as determined in accordance with any regulations established by such Governmental Authority.

(b) The Borrower has been, or is deemed to have been, notified by the appropriate Governmental Authority having regulatory authority over it that it is “well capitalized”, as determined in accordance with any regulations established by such Governmental Authority.

FDIC Insurance. The deposits of the Borrower are insured by the FDIC and no act has occurred that would adversely affect the status of the Borrower as an FDIC insured bank.

Ownership of Property.

(a) The Parent and each of its Subsidiaries (including the Borrower) has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, free and clear of all liens, security interests or other encumbrances. All leases that individually or in the aggregate are material to the business or operations of the Parent and each of its Subsidiaries (including the Borrower) are valid and subsisting and are in full force.

(b) The Parent and each of its Subsidiaries (including the Borrower) owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by such Person does not infringe on the rights of any other Person except to the extent that any such infringement could not reasonably be expected to have a Material Adverse Effect.

(c) The properties of the Parent and each of its Subsidiaries (including the Borrower) are insured with financially sound and reputable insurance companies which are not affiliates of such Person, in such amounts with such deductibles and covering such risks as are customarily carried by banks engaged in similar businesses and owning similar properties in localities where such Person operates.

OFAC. The Borrower (i) is not a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) does not engage in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2 or (iii) is not a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Patriot Act. The Borrower is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Solvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Loan under this Agreement, the Borrower will not be “insolvent,” within the meaning of such term as defined in § 101(32) of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

COVENANTS

The Borrower covenants and agrees that so long as the Lender has a Commitment hereunder or the principal of and interest on the Loan or any fee remains unpaid:

Financial Statements and Other Information. The Borrower will deliver to the Lender:

(a) as soon as available and in any event within 90 days after the end of each fiscal year of the Parent, a copy of the annual audited report for such fiscal year for the Parent and its Subsidiaries, containing (i) a consolidated and consolidating balance sheet and the related consolidated and consolidating statements of income, of changes in shareholders’ equity and of cash flows (together with all footnotes thereto), and (ii) a condensed balance sheet of the Parent only and the related condensed statements of income and of cash flows, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and reported on by Dixon Hughes PLLC or other independent public accountants of regionally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations and cash flows on a consolidated and consolidating basis of the Parent for such fiscal year in accordance with GAAP and that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards; provided, that the requirements set forth in this clause (a), other than the certification of the Parent’s certified public accountants set forth in clause (ii) above, may be fulfilled by providing to the Lender the report of the Parent to the Securities and Exchange Commission (or any successor thereto) on Form 10-K for the applicable fiscal year;

(b)  as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each fiscal year of the Parent, an unaudited balance sheet of the Parent and its Subsidiaries on a consolidated and consolidating basis and of the Parent on a stand alone basis as of the end of such Fiscal Quarter and the related unaudited statements of income and cash flows of the Parent and its Subsidiaries on a consolidated and consolidating basis and of the Parent on a stand alone basis, each for such Fiscal Quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Parent’s previous fiscal year, all certified by the chief financial officer or treasurer of the Parent as presenting fairly in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated and consolidating basis and of the Parent on a stand alone basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; provided, that the requirements set forth in this clause (b) with respect to the financial information of the Parent and its Subsidiaries on a consolidated and consolidating basis may be fulfilled by providing to the Lender the report of the Parent to the Securities and Exchange Commission (or any successor thereto) on Form 10-Q for the applicable fiscal quarter and with respect to the financial information of the Parent on a stand alone basis may be fulfilled by the delivery of the Parent’s FRY-9LP Report for such fiscal quarter;

(c)  concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, duly executed copies of the Parent’s then-current FR Y-9C Report and FR Y-9LP Report and duly executed copies the then-current Call Report for the Borrower;

(d) promptly after the same become publicly available, copies of all Form 8-Ks, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Parent to its shareholders generally, as the case may be (to the extent not otherwise required to be delivered to the Lender hereunder);

(e) immediately after receiving knowledge thereof, written notice of all charges, assessments, actions, suits and proceedings (as well as notice of the outcome of any such charges, assessments, orders, actions, suits and proceedings) that are proposed or initiated by, or brought before, any court or Governmental Authority, in connection with the Parent or any of its Subsidiaries (including the Borrower), other than ordinary course of business litigation or proceedings which, if adversely decided, could not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section shall require the Borrower to provide notice of such charges, assessments, actions, suits or proceedings to the extent that providing such notice would be prohibited by 12 C.F.R. § 350.9.; and

(f) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Parent or any Subsidiary (including the Borrower) as the Lender may reasonably request.
Documents required to be delivered pursuant to Section 5.1(a) or (b) or Section 5.1(d) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower or the Parent posts such documents or provides a link thereto on the Borrower’s or the Parent’s website on the internet at the website address set forth in Section 7.1 or (ii) on which such documents are posted on the Borrower’s internet or intranet website, if any, to which the Lender has access; provided, that (A) the Borrower shall deliver paper copies of such documents to the Lender and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Lender of the posting of any such documents and provide to the Lender by electronic mail electronic versions (i.e. soft copies) of such documents, if so requested until a written notice is received by the Borrower from the Lender to cease delivering such paper and electronic copies.

Notices of Material Events. The Borrower will furnish to the Lender prompt written notice of the following:

(a) the occurrence of any Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower or its Subsidiaries in an aggregate amount exceeding $750,000;

(d) any investigation of the Parent or any of its Subsidiaries (including the Borrower) by any Governmental Agency having regulatory authority over the Parent or any such Subsidiary (other than examinations of the Parent and/or any such Subsidiary);

(e) the issuance of any cease and desist order or the receipt of any oral notification that a cease and desist order will be forthcoming, written agreement, cancellation of insurance or other public or enforcement action by the FDIC or other Governmental Authority having regulatory authority over the Parent or any of its Subsidiaries (including the Borrower);

(f) the issuance of any informal enforcement action, including, without limitation, a memorandum of understanding, or proposed disciplinary action by or from any Governmental Authority having regulatory authority over the Parent or any of its Subsidiaries (including the Borrower), to the extent that such Person is permitted to disclose such information (provided that the Borrower shall, and shall cause any such Person to, take all reasonable efforts to obtain any necessary regulatory consents); and

(g) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Existence; Conduct of Business. The Borrower will do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are closely related thereto.

Compliance with Laws, Etc.  The Borrower will comply with all laws, rules, regulations and requirements of any Governmental Authority (including without limitation all federal and state banking statutes and regulations) applicable to its assets, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Payment of Obligations. The Borrower will pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and all claims that could result in a statutory lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Books and Records. The Borrower will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated and consolidating financial statements of Borrower in conformity with GAAP.

Visitation, Inspection, Etc.  Subject to Section 7.10, the Borrower will permit any representative of the Lender to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Lender may reasonably request after reasonable prior notice to the Borrower; provided, however, that nothing in this Section shall require the Borrower to permit the inspection of exam reports and other supervisory materials to the extent such inspection would be prohibited by 12 C.F.R. § 350.9.

Maintenance of Properties; Insurance.

(a) The Borrower will (i) keep and maintain all property material to the conduct of its business in good working order and condition, except for ordinary wear and tear and except where the failure to do so, either individually or it the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (ii) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by banks in the same or similar businesses.

(b) The deposits of the Borrower will at all times be insured by the Federal Deposit Insurance Corporation (“FDIC”).

Use of Proceeds. The Borrower will use the proceeds of all Loans to finance working capital needs and for other general corporate purposes of the Borrower. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the FRB, including Regulation T, U or X.

Subordination of Loans. If the Loan ceases to be deemed to be Tier 2 Capital other than due to the limitation imposed by the second sentence of 12 C.F.R. Part 325, App. A(I)(A)(2)(e), which limits the capital treatment of subordinated debt during the five years immediately preceding the maturity date of the subordinated debt, the Borrower shall: (a) immediately notify the Lender; and (b) within thirty (30) days thereafter either: (1) upon request of the Lender execute and deliver all such agreements (including, without limitation, replacement notes) as the Lender may reasonably request in order to restructure the obligations evidenced by the Loans as a senior obligations of the Borrower; or (2) prepay the Loan in whole in the manner described in Section 2.5(b).

EVENTS OF DEFAULT

Events of Default. If any of the following events (each an “Event of Default”) shall occur (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any decree, order, rule or regulation of any Governmental Authority):

(a) the Borrower shall fail to pay any principal of, or interest on, any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise, and such failure shall continue unremedied for a period of fifteen (15) days; or

(b) the Borrower shall fail to pay any indebtedness for borrowed money (other than under this Agreement) in excess of the greater of (i) $250,000 and (ii) 5.0% of the capital of the Borrower (such greater amount, a “Material Amount”), when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such indebtedness; or

(c) any final judgment or order for the payment of money in excess of a Material Amount shall be rendered against the Borrower and the Borrower shall fail to pay such amount within the time period required to be so paid; or

(d) the Borrower shall consent to the appointment of a receiver, conservator, liquidator, trustee or other similar official in any receivership, liquidation, readjustment of debts, insolvency or similar proceeding with respect to the Borrower or all or substantially all of the property of the Borrower; or

(e) a Governmental Authority having jurisdiction in the premises shall enter a decree or order for the appointment of a receiver, conservator, liquidator, trustee or other similar official of the Borrower in any receivership, liquidation, readjustment of debts, insolvency or similar proceeding with respect to the Borrower or all or substantially all of the property of the Borrower, or for the winding up or liquidation of the affairs or business of the Borrower; or

(f) the Borrower shall admit in writing its inability to pay its debts as they become due; or

(g) the Borrower shall fail to observe or perform any covenant or agreement contained in Article V of this Agreement and such failure shall remain unremedied for 30 days;

then, and in every such event (other than an event with respect to the Borrower described in clause (d), (e) or (f) of this Section) and at any time thereafter during the continuance of such event, the Lender may by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) declare the principal of and any accrued interest on the Loans, and all other obligations owing hereunder, to be, whereupon the same shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (ii) exercise all remedies contained in any other Loan Document; and that, if an Event of Default specified in clause (d), (e) or (f) shall occur, the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other obligations hereunder shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

MISCELLANEOUS

Notices.

(a)  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

To the Borrower:	Crescent State Bank
1005 High House Road
Cary, North Carolina 27513
Attn:	Bruce W. Elder
Telephone Number:	(919) 466-1005
Fax Number:	(919) 469-9204

To the Lender:	United Community Bank
63 Highway 515
Blairsville, Georgia 30514
Attn:	Rex S. Schuette
Telephone Number:	(706) 781-2265
Fax Number:	(706) 745-9046

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mails or if hand delivered, upon delivery.

The website referenced in Section 5.1(f) is: http://www.snl.com/irweblinkx/docs.aspx?iid=4066238

(b) Any agreement of the Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice, and the Lender shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loan and all other obligations hereunder shall not be affected in any way or to any extent by any failure of the Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Lender of a confirmation which is at variance with the terms understood by the Lender to be contained in any such telephonic or facsimile notice.

Waiver; Amendments.

(a) No failure or delay by the Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of the Loan shall not be construed as a waiver of any Event of Default, regardless of whether the Lender may have had notice or knowledge of such Event of Default at the time.

(b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Commitment without the express written consent of the Lender, (ii) reduce the principal amount of the Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the express written consent of the Lender, (iii) extend the Maturity Date or otherwise postpone the date fixed for any payment of any principal of, or interest on, any Loan or interest thereon or any fees hereunder or reduce the amount of, waive, forgive or excuse any such payment, without the express written consent of the Lender, (iv) change any of the provisions of this Section 7.2; (vi) release any guarantor, if any, or limit the liability of any such guarantor under any guaranty agreement. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section notwithstanding (i) any attempted cure or other action taken by the Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).

Expenses; Indemnification.

(a) The Borrower shall pay all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loan.

(b) The Borrower shall indemnify the Lender and each officer, director, employee, agents, advisors and affiliates of the Lender (each, an “Indemnitee”) against, and hold each of them harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, which may be incurred by any Indemnitee, or asserted against any Indemnitee by the Borrower or any third Person, arising out of, in connection with or as a result of (i) the execution or delivery of any this Agreement or any other agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby, (ii) any Loan or any actual or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned by the Borrower or any Subsidiary or any Environmental Liability related in any way to the Borrower or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether brought by the Borrower or any third Person and whether based on contract, tort, or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) The Borrower shall pay, and hold the Lender harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, or any payments due thereunder, and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d) TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO ACTUAL OR DIRECT DAMAGES) ARISING OUT OF, IN CONNECTION WITH OR AS A RESULT OF, THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED THEREIN, ANY REVOLVING LOAN OR THE USE OF PROCEEDS THEREOF.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

(b) Lender may at any time assign to one or more assignees its rights and obligations under this Agreement and the other Loan Documents; provided, that the Borrower must give its prior written consent (which consent shall not be unreasonably withheld or delayed), provided, that the consent of the Borrower shall not be required during the existence of an Event of Default. Upon the execution and delivery of an assignment and acceptance agreement by Lender and an acceptance hereunder, such assignee shall become a party to this Agreement and any other Loan Documents to which such Lender is a party and shall have the rights and obligations of Lender under this Agreement, and the Lender shall be released from its obligations hereunder and cease to be party hereto but shall continue to be entitled to the benefits of Section 2.11, Section 2.12, Section 2.13 and Section 7.3). Upon the consummation of any such assignment hereunder, the Lender and the Borrower shall make appropriate arrangements to have new promissory notes issued if so requested by either or both the Lender or the assignee. Any assignment or other transfer by Lender that does not fully comply with the terms of this clause (b) shall be treated for purposes of this Agreement as a sale of a participation pursuant to clause (c) below.

(c) The Lender may at any time, without the consent of the Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement; provided, that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of its obligations hereun-der, and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement between the Lender and the Participant with respect to such participation shall provide that the Lender shall retain the sole right and responsibility to enforce this Agreement and the other Loan Documents and the right to approve any amendment, modification or waiver of this Agreement and the other Loan Documents; provided, that such participation agreement may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of this Agreement described in the first proviso of Section 7.2(b) that affects the Participant. The Borrower agrees that each Participant shall be entitled to the benefits Section 2.11, Section 2.12 and Section 2.13 to the same extent as if it were the Lender hereunder and had acquired its interest by assignment pursuant to paragraph (b); provided, that (x) no Participant shall be entitled to receive any greater payment under Section 2.13 than the Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of such participation is made with the Borrower’s prior written consent and (y) the Lender shall not be entitled to receive compensation under Section 2.12 or Section 2.13 on the portion of its Loan in which it has sold a participation pursuant to this paragraph (b) to the extent its Participant has requested the same compensation as provided in this Section.

(d) The Lender may at any time pledge or assign a security interest in all or any por-tion of its rights under this Agreement and the Subordinated Term Note to secure its obligations to a Federal Reserve Bank without complying with this Section; provided, that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF GEORGIA.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any Federal and/or state court located in the State of Georgia and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Georgia state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 7.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents and that certain separate letter agreement(s) between the parties dated as of the date hereof, constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitment has not expired or terminated. The provisions of Section 2.13 and Section 7.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, the expiration or termination of the Commitment or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursu-ant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loan.

Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Confidentiality. The Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by the Borrower or any Subsidiary, except that such information may be disclosed (i) to any officer, director, agent, affiliate or representative of the Lender, including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Lender on a nonconfidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to provisions substantially similar to this Section 7.10, to any actual or prospective assignee or Participant, or (vii) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on the Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding the Loan in accordance with applicable law, the rate of interest payable in respect of the Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of the Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by the Lender.

Waiver of Effect of Corporate Seal. The Borrower represents and warrants that it is not required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any requirement of law or regulation, agrees that this Agreement is delivered by Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Patriot Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CRESCENT STATE BANK
as Borrower
By:	/s/ Bruce W. Elder
Name: Bruce W. Elder
Title: Senior Vice President and Chief Financial Officer

UNITED COMMUNITY BANK
as Lender
By:	/s/ David Shearrow
Name: David Shearrow
Title: Executive Vice President

[SIGNATURE PAGE TO SUBORDINATED TERM LOAN AGREEMENT
WITH CRESCENT STATE BANK]

Schedule I

COMMITMENT AMOUNTS

Lender	Commitment

United Community Bank	$7,500,000.00

EXHIBIT A
FORM OF SUBORDINATED TERM NOTE

THIS OBLIGATION IS NOT A DEPOSIT AND IT IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION. THIS OBLIGATION IS UNSECURED, AND IS JUNIOR AND SUBORDINATE IN RIGHT OF PAYMENT TO ALL SENIOR DEBT OF THE BORROWER, WHETHER NOW EXISTING OR HEREAFTER CREATED, WHICH SENIOR DEBT INCLUDES ALL INDEBTEDNESS OWED BY THE BORROWER TO ITS SECURED CREDITORS, ITS GENERAL CREDITORS AND DEPOSITORS. THIS OBLIGATION IS INELIGIBLE AS COLLATERAL FOR ANY LOAN OR EXTENSION OF CREDIT BY THE BORROWER.

$7,500,000	September 26, 2008

FOR VALUE RECEIVED, the undersigned, CRESCENT STATE BANK, a North Carolina bank (the “Borrower”), hereby promises to pay to United Community Bank (the “Lender”) or its registered assigns at the principal office of the Lender or any other office that the Lender designates, on the Maturity Date (as defined in the Subordinated Term Loan Agreement dated as of September 26, 2008 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; all capitalized terms used herein but not defined herein shall have the respective meanings given to them as set forth in the Credit Agreement), among the Borrower and the Lender, the principal amount of Seven Million, Five Hundred Thousand and no/100 Dollars ($7,500,000) in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum (including post-default rate) as provided in the Credit Agreement. In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, the Borrower further promises to pay all costs of collection, including the reasonable attorneys’ fees of the Lender.

All accrued interest shall be payable at the Lender’s principal office as provided above on a quarterly basis in arrears on the first day of each October, January, April and July, commencing October 1, 2008. The outstanding unpaid principal balance of this Subordinated Term Note shall be payable in a single installment on the Maturity Date. Whenever any payment to be made under this Subordinated Term Note shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest due upon this Subordinated Term Note. The Borrower shall have the right and privilege of prepaying all or any part of this Subordinated Term Note at any time in accordance with the terms of the Credit Agreement, subject to (a) the restrictions on prepayments set forth in Section 2.5(b) of the Credit Agreement, (b) Federal Deposit Insurance Corporation (“FDIC”) approval, and (c) North Carolina Commissioner of Banks (“Commissioner”) approval.

The indebtedness of the Borrower evidenced by this Subordinated Term Note, including the principal and premium, if any, and interest shall be subordinate and junior in right of payment to its obligations to its depositors, its obligations under bankers’ acceptances and letters of credit, and its obligations to its other creditors, including its obligations to the Federal Reserve Bank, FDIC, and any rights acquired by the FDIC as a result of loans made by the FDIC to the Borrower or the purchase or guarantee of any of its assets by the FDIC pursuant to the provisions of 12 USC 1823(c), (d) or (e), whether now outstanding or hereafter incurred. In the event of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to the Borrower, whether voluntary or involuntary, all such obligations shall be entitled to be paid in full before any payment shall be made on account of the principal of, or premium, if any, or interest, on this Subordinated Term Note. In the event of any such proceedings, after payment in full of all sums owing on such prior obligations, the holder of this Subordinated Term Note, together with any obligations of the Borrower ranking on a parity with this Subordinated Term Note, shall be entitled to be paid from the remaining assets of the Borrower the unpaid principal hereof and any unpaid premium, if any, and interest before any payment or other distribution, whether in cash, property, or otherwise, shall be made on account of any capital stock or any obligations of the Borrower ranking junior to this Subordinated Term Note. Nothing herein shall impair the obligation of the Borrower, which is absolute and unconditional, to pay the principal of and any premium and interest on this Subordinated Term Note according to its terms.

Notwithstanding any other provisions of this Subordinated Term Note or the Credit Agreement, including specifically those set forth in the sections relating to subordination, events of default and covenants of the Borrower, it is expressly understood and agreed that the FDIC or any receiver or conservator of the Borrower appointed by the FDIC shall have the right in the performance of his legal duties, and as part of liquidation designed to protect or further the continued existence of the Borrower or the rights of any parties or agencies with an interest in, or claim against, the Borrower or its assets, to transfer or direct the transfer of the obligations of this Subordinated Term Note to any bank or bank holding company selected by such official which shall expressly assume the obligation of the due and punctual payment of the unpaid principal, and interest and premium, if any, on this Subordinated Term Note and the due and punctual performance of all covenants and conditions; and the completion of such transfer and assumption shall serve to supersede and void any default, acceleration or subordination which may have occurred, or which may occur due or related to such transaction, plan, transfer or assumption, pursuant to the provisions of this Subordinated Term Note, and shall serve to return the holder to the same position, other than for substitution of the obligor, it would have occupied had no default, acceleration or subordination occurred; except that any interest and principal previously due, other than by reason of acceleration, and not paid shall, in the absence of a contrary agreement by the holder of this Subordinated Term Note, be deemed to be immediately due and payable as of the date of such transfer and assumption, together with the interest from its original due date at the rate provided for herein.

If this Subordinated Term Note ceases to be deemed to be Tier 2 Capital of the Borrower in accordance with the rules and regulations of the FDIC applicable to the capital status of the subordinated debt of state chartered, non-member banks, other than due to the limitations imposed by the second sentence of 12 C.F.R Part 325A(I)(A)(2)(e), which limits the capital treatment of subordinated debt during the five years immediately preceding the maturity date of the subordinated debt, the Borrower shall: (a) immediately notify the Lender; and (b) within thirty (30) days thereafter either: (1) upon request of the Lender execute and deliver all such agreements (including, without limitation, replacement notes) as the Lender may reasonably request in order to restructure the obligations evidenced by the Loans as a senior obligations of the Borrower; or (2) prepay the Loan in whole in the manner described in Section 2.5(b). If the Borrower fails to execute such agreements as requested within 30 days of such request, such failure shall be deemed to be an Event of Default as provided in Section 6.1 of the Credit Agreement.

By accepting this Subordinated Term Note, the Lender agrees that, so long as this Subordinated Term Note is deemed to be Tier 2 Capital, other than due to the limitation imposed by the second sentence of 12 C.F.R. Part 325, App. A(I)(A)(2)(e), it waives its right to exercise any set-off or other right to appropriate and to apply any deposits or other assets of the Borrower at any time held by such Lender against or on account of amounts owing hereunder to such Lender.

The Loan evidenced by this Subordinated Term Note and all payments and prepayments of the principal hereof and the date thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower to make the payments of principal and interest in accordance with the terms of this Subordinated Term Note and the Credit Agreement.

Notwithstanding anything herein or in the Credit Agreement to the contrary, this Subordinated Term Note is not subject to any sinking fund.

This Subordinated Term Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. THIS SUBORDINATED TERM NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF GEORGIA (WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

CRESCENT STATE BANK

By:
Name:
Title:

EXHIBIT 3.1(b)(iii)

FORM OF SECRETARY’S CERTIFICATE OF
CRESCENT STATE BANK

Reference is made to that certain Subordinated Term Loan Agreement dated as of September __, 2008 (the “Credit Agreement”) among CRESCENT STATE BANK (the “Borrower”) and United Community Bank (the “Lender”). Terms defined in the Credit Agreement are used herein with the same meanings. This certificate is being delivered pursuant to Section 3.1 of the Credit Agreement.

I, ______________________, Secretary of the Borrower, DO HEREBY CERTIFY that:

a)  there have been no amendments or supplements to, or restatements of, the articles of incorporation of the Borrower delivered pursuant to Section 3.1 of the Credit Agreement;

b)  no proceedings have been instituted or are pending or contemplated with respect to the dissolution, liquidation or sale of all or substantially all the assets of the Borrower or threatening its existence or the forfeiture or any of its rights;

c) annexed hereto as Exhibit A is a true and correct copy of the bylaws of the

Borrower as in effect on [insert date of board resolutions in (d) below] and at all times thereafter through the date hereof;

d)  annexed hereto as Exhibit B is a true and correct copy of certain resolutions duly adopted by the Board of Directors of the Borrower at a meeting of said Board of Directors duly called and held on ____________, 2008, which resolutions are the only resolutions adopted by the Board of Directors of the Borrower or any committee thereof relating to the Credit Agreement and the other Loan Documents to which the Borrower is a party and the transactions contemplated therein and have not been revoked, amended, supplemented or modified and are in full force and effect on the date hereof; and

  e)  each of the persons named below is a duly elected and qualified officer of the Borrower holding the respective office set forth opposite his or her name and the signature set forth opposite of each such person is his or her genuine signature:

Name	Title	Specimen Signature
[Include all officers who are signing the Credit Agreement or any other Loan Documents.]
_________________________
_________________________
¦ ¦	¦ ¦	¦ ¦_________________________

IN WITNESS WHEREOF, I have hereunto signed my name as Secretary of the Borrower and not in an individual capacity this __ day of September, 2008.

Name:
Title:	Secretary

I, ____________, _____________ of the Borrower, do hereby certify that _______________ has been duly elected, is duly qualified and is the Secretary of the Borrower, and that the signature set forth above is [his/her] genuine signature.

Name:
Title:

EXHIBIT 3.1(b)(v)

FORM OF OPINION OF COUNSEL

We have acted as counsel to Crescent State Bank, a North Carolina state bank (the “Borrower”), in connection with the Subordinated Term Loan Agreement dated as of September __, 2008 (the “Loan Agreement”), among the Borrower and United Community Bank, as Lender (the “Lender”). We also acted as counsel to Crescent Financial Corporation, a North Carolina corporation (the “Parent”), in connection with that certain Loan Agreement, dated as of June 27, 2008, by and between Silverton Bank, National Association and the Parent and that certain Indenture, dated as of August 27, 2003, by and between the Parent and Wells Fargo Bank, National Association (together, the “Credit Agreements”). We are furnishing this opinion letter to you pursuant to Section 3.1(b)(v) of the Loan Agreement. Capitalized terms that are defined in the Loan Agreement and not otherwise defined in this opinion letter are used in this opinion letter with the meaning ascribed to them in the Loan Agreement.

In the capacity described above, we have examined, reviewed and relied upon the following (collectively, the “Loan Documents”):

1. the Loan Agreement; and

2. the Subordinated Term Notes.

In addition to the foregoing, we have examined, reviewed and relied on the articles of incorporation and bylaws of the Borrower and certain resolutions of the Borrower related to the Loan Agreement (collectively, the “Organizational Documents”), the Credit Agreements and on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments, and made such other investigations of law and fact, as we have deemed necessary or advisable for the purposes of furnishing this opinion letter.

In our examination of documents, we assumed (i) the genuineness of all signatures, the authenticity of all documents presented to us as originals, the conformity to original documents of all documents presented to us as conformed or reproduced copies, (ii) that all Lender Parties (as defined below) had and/or have the power, corporate or other, to enter into and perform all obligations under such documents, (iii) the due authorization by all requisite action, corporate or other, by the Lender Parties of such documents, (iv) the due execution and delivery by the Lender Parties of such documents, (v) the validity and binding effect of such documents on the Lender Parties, and (vi) that the documents examined by us express the entire understanding of the parties thereto with respect to the subject matter thereof and have not been modified, supplemented or otherwise amended. The term “Lender Parties” means all parties to the Loan Documents other than the Borrower.

Based on and subject to the foregoing, it is our opinion that:

1. The Borrower (i) was duly organized and is validly existing and in good standing as a bank under the laws of North Carolina, (ii) is qualified to do business in all other states where the nature and extent of the business or activities transacted by it or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the Borrower, and (iii) has all requisite corporate power to conduct its business as now conducted.

2. The execution, delivery and performance by the Borrower of the Loan Documents, including the borrowing of funds constituting Loans thereunder (i) are within its corporate powers; (ii) have been duly authorized by all necessary corporate action of the Borrower; (iii) do not result in any (A) violation of the Borrower’s Organizational Documents, (B) violation of any existing law to which the Borrower is subject, (C) breach of or default under any material written agreement to which, to our knowledge, the Borrower is a party or by which its assets are bound or (D) breach of or default under any Credit Agreement; and (iv) creation of any lien or security interest in, on or against any of the assets or property of the Borrower.

3. The Borrower has duly authorized the execution and delivery of the Loan Documents and all performance by the Borrower thereunder and has duly executed and delivered the Loan Documents.

4. The Loan Documents are valid and legally binding obligations of the Borrower and are enforceable against it in accordance with their respective terms.

5. The deposits of the Borrower are insured by the FDIC to the extent permitted under applicable federal law.

6. No order, permission, consent or approval of any Governmental Authority, other than those permissions, consents or approvals as have been obtained on or prior to the Closing Date, is required for the execution, delivery and performance by the Borrower of the Loan Documents.

7. To our knowledge, the Borrower is not, and after giving effect to the execution, delivery and performance by the Borrower of the Loan Documents, the Borrower will not be, in violation of any judgment, order, writ, injunction, decree, demand, rules or regulation of any court, arbitrator or any Governmental Authority.

8. Assuming that the Borrower applies the proceeds of the Loans as provided in the Loan Agreement, the execution, delivery and performance by the Borrower of the Loan Documents will not violate the provisions of Regulations T, U or X of the FRB.

9. The Borrower is not, and, immediately after the Closing Date, will not be, required to be registered under the Investment Company Act of 1940.

10. All Loans made at the Closing Date will qualify as Tier 2 Capital.

Based on and subject to the foregoing, we confirm to you that, to our knowledge, no litigation or proceeding against the Borrower or the Borrower’s business or properties, or before or by any Governmental Authority or any court or arbitrator is pending or overtly threatened by a written communication to the Borrower which can reasonably be expected to result in any material adverse change in the Borrower’s business, operations or properties or assets or in the condition, financial or otherwise, or in the Borrower’s ability to perform under the Loan Documents.

EXHIBIT 3.1(b)(vi)

FORM OF OFFICER’S CERTIFICATE

Reference is made to that certain Subordinated Term Loan Agreement dated as of __________, 2008 (the “Credit Agreement”) among CRESCENT STATE BANK (the “Borrower”) and United Community Bank (the “Lender”). Terms defined in the Credit Agreement are used herein with the same meanings. This certificate is being delivered pursuant to Section 3.1(b)(vi) of the Credit Agreement.

I, ______________________, the ______________________of the Borrower, DO HEREBY CERTIFY that:

(a)	the representations and warranties of the Borrower set forth in the Credit Agreement are true and correct on and as of the date hereof;

(b)	no Event of Default has occurred and is continuing at the date hereof;

(c)	since December 31, 2007 there has been no change, event or other circumstance which has had or could reasonably be expected to have a Material Adverse Effect; and

(d)
the Borrower has received all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any applicable laws in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders are in full force and effect and all applicable waiting periods have expired, and no investigation or inquiry by any Governmental Authority regarding the Commitment or any transaction being financed with the proceeds thereof is ongoing.

IN WITNESS WHEREOF, I have hereunto signed my name as _________ of the Borrower and not in an individual capacity this __ day of September, 2008.

Name:
Title: